[TEXT]

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549


FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):	June 3, 1994


BAUSCH & LOMB INCORPORATED

(Exact name of Bausch & Lomb as specified in its charter)


New York
(State or other jurisdiction)

1-4105
(Commission File Number)

16-0345235
(I.R.S. Employer Identification No.)


One Chase Square, Rochester NY 14601-0054
                                	(Zip Code)
(Address of principal executive offices)

Bausch & Lomb's telephone number,
 including area code:	(716) 338-6000


Inapplicable
(Former name or former address, if changed since last report).





Item 5.	Other Events

PLAN TO REBALANCE DISTRIBUTOR INVENTORIES

	Bausch & Lomb announced on June 3, 1994 that it has curtailed trade marketing programs which have led to high distributor inventories in its sunglass and contact lens businesses. The imbalance in distributor inventories is focused primarily in the U.S. and certain countries in Europe and Asia, and resulted from a slower-than-anticipated rate of improvement in consumer demand, especially for sunglasses.

Bausch & Lomb said its actions to normalize distributor inventories and accounts receivable could penalize 1994 revenues by up to $75 million. This would result in an estimated $40 million impact to the Company's gross margin. Coupled with higher financing expense in 1994, such a reduction may hold net earnings for the year close to the level attained before a restructuring charge in 1993. The Company will be striving to mitigate these impacts through reductions in expenses.

A reduction in accounts receivable resulting from this action would contribute to the Company's previously announced goal of generating $100 million in free cash flow this year. This excess cash flow could be used to retire debt or repurchase the Company's stock.

Bausch & Lomb has not changed its long-term objectives nor is management any less enthusiastic about the company's prospects. The Company believes its actions will clear away the lingering effects of depressed global markets, and is determined to exit this year with very positive momentum in its rates of cash generation and net earnings growth.






SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Bausch & Lomb has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



BAUSCH & LOMB INCORPORATED

Date:	June 13, 1994
	By:
	Jay T. Holmes
		Senior Vice President,
		Corporate Affairs and
		Secretary




June 13, 1994



Filer Support/EDGAR
U.S. Securities and Exchange Commission
Operations Center
6432 General Greenway
Alexandria, VA  22312 Stop 0-7



RE:	Bausch & Lomb Incorporated
	File No. 1-4105



Ladies and Gentlemen:

Attached for filing is the Company's Form 8-K of June 3, 1994.


Very truly yours,



Thomas H. McLain, Assistant Controller
Corporate Accounting & Financial Reporting

THM/mri
Enc.